EXHIBIT 16

Letter re change in certifying accountant

October 3, 2017

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Re: Altex Industries, Inc. Commission File Number 1-9030

Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Altex Industries, Inc. to be filed with the Securities and Exchange Commission on or about September 28, 2017. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ Malone Bailey LLP
www.malonebailey.com
Houston, Texas